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                                                                    EXHIBIT 99.1

                   GERON CORPORATION ACQUIRES PATENT PORTFOLIO
                             FROM LYNX THERAPEUTICS

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          INTELLECTUAL PROPERTY INCLUDES COMPOSITION AND PROCESS CLAIMS
                          FOR AMIDATE OLIGONUCLEOTIDES

  MENLO PARK, CA -- MARCH 6, 2002--Geron Corporation (Nasdaq: GERN) announced today that it has acquired from Lynx Therapeutics (Nasdaq: LYNX) all of Lynx's patents relating to oligonucleotides containing phosphoramidate backbone linkages.

  Geron paid approximately $2.5 million in a combination of cash and stock to acquire ownership and all licensing rights to the issued and pending patents in the U.S. and worldwide.

  As a result of the acquisition, Geron will own patent rights to composition of matter and production process technologies for phosphoramidate oligonucleotides and related derivatives, including a manufacturing process for Geron's telomerase inhibitor GRN163, a compound currently in preclinical development as an anti-cancer agent.

  Phosphoramidate oligonucleotides are a relatively new class of compounds with high potential for the treatment of disease and diagnostic applications. Oligonucleotides with a phosphoramidate linkage have been shown to form sequence-specific stable complexes with both RNA and DNA and to be highly resistant to nucleases.

  These molecules have demonstrated high target specificity and affinity, highlighting their potential for use as efficient and less toxic therapeutic agents for treating cancer and other diseases.

  "The development of GRN163 is a high priority at Geron. We initiated discussions with Lynx for rights to these patents to gain freedom to operate. The acquisition, rather than a license, will substantially improve Geron's economics in the marketing of the drug," said David L. Greenwood, Geron's chief financial officer and senior vice president of corporate development. "We also believe these patents will be important to other companies involved in drug discovery utilizing this chemistry."

  Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

  This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future applications of Geron Corporation's technology constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2001.

  Contacts:
  Geron Corporation                          Burns McClellan, Inc.
  Laura Zobkiw                               Stephanie Diaz
  Investor and Media Relations               Investor Inquiries
  650-473-7765                               415-352-6262

  Additional information about the company can be obtained at http://www.geron.com.

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